OPINION OF SNELL & WILMER L.L.P.

                                November 7, 1997



MicroAge, Inc.
2400 South MicroAge Way
Tempe, Arizona 85282-1896

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-3, including amendments and exhibits thereto (the "Registration Statement"), for the proposed offer and sale of up to 1,140,737 shares of Common Stock (the "Shares") of MicroAge, Inc. (the "Company") by Clark I. Buch, Mitchell R. Roth, Barry D. Myerson, Arthur D. Myerson, Kevin J. McCarthy, Leonard Boord, Francisco Victoria, and John Hassan, it is our opinion that the Shares are validly issued, fully paid, and nonassessable.

         In rendering this opinion, we have examined the Certificate of Incorporation, as amended, and the By-Laws, as amended, of the Company, the Agreement and Plan of Merger of Cass Marketing Services, Inc. and Cass Marketing Acquisition, Inc., a wholly-owned subsidiary of the Company (the " CMS Agreement and Plan of Merger"), the Agreement and Plan of Merger of Microretailing, Inc. and PC Acquisition Corp., a wholly-owned subsidiary of the Company (the "Microretailing Agreement and Plan of Merger"), the proceedings of the Board of Directors of the Company and Cass Marketing Acquisition, Inc., authorizing the CMS Agreement and Plan of Merger, the proceedings of the Board of Directors of the Company and PC Acquisition Corp., authorizing the Microretailing Agreement and Plan of Merger, and such other documents and records of the Company as we have deemed necessary. In addition, we have assumed the following:

         (i) the genuineness of all signatures and the authenticity of documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies;

         (ii) the accuracy, completeness, and genuineness of all representations and certifications, with respect to factual matters, made to us by officers of the Company and public officials; and

         (iii) the accuracy and completeness of Company records.

         The opinions expressed herein are based upon the law and other matters in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise, or should any facts or other matters upon which we have relied be changed.
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         This  opinion  is  intended  solely  for  the  use  of the  Company  in connection with the registration of the Shares. It may not be relied upon by any other person or for any other purpose, or reproduced or filed publicly by any person without the prior written consent of this firm; provided, however, consent is hereby given to the use of this opinion as part of the Registration Statement and to the use of our name wherever it appears in said Registration Statement.

                                             Very truly yours,

                                             /s/ Snell & Wilmer L.L.P.